Exhibit 99.1

Theragenics® Announces Expected Goodwill Impairment Charge

BUFORD, Ga.--(BUSINESS WIRE)--February 11, 2009--Theragenics Corporation (NYSE: TGX), a medical device company serving the surgical products and prostate cancer treatment markets, today announced that it expects financial results for the fourth quarter and year ended December 31, 2008 to reflect a material goodwill impairment charge. The Company is in the process of finalizing the amount of the charge, but it is anticipated to include all or substantially all of the goodwill recorded on its balance sheet, which totaled $67.9 million. Certain other intangible assets with a carrying value of $5.8 million are also expected to incur impairment charges of up to one-half of their recorded amount.

While the impairment charges will reduce reported results under U.S. Generally Accepted Accounting Principles (“GAAP”), such charges will be non-cash in nature and will not affect Theragenics’ liquidity, cash flows from operating activities, or future operations. These impairment charges will not affect the Company’s $40 million credit facility or the Company’s compliance with the financial covenants under the credit facility.

Under U.S. GAAP, goodwill and other intangible assets with indefinite lives are not amortized, but rather are tested for impairment at least annually. Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) prescribes a two-step method for determining impairment of goodwill and certain other intangible assets. Factors considered in determining fair value for purposes of SFAS 142 include, among other things, the Company’s market capitalization as determined by quoted market prices for its common stock, market values of the Company’s reporting units based on common market multiples for comparable companies, and discount rates that appropriately reflect not only the Company’s businesses, but also the current overall macroeconomic environment. The extended decline in the Company’s share price and the uncertainties and deterioration in overall macroeconomic conditions through the current date have had a material impact on the impairment test for goodwill and other intangible assets with indefinite lives.

M. Christine Jacobs, Chairman and CEO, stated “We believe these non-cash impairment charges are a result of uncertainties in the macroeconomic environment that are unprecedented in recent times. They are not reflective of the opportunities we have. We remain optimistic about our strategy, our business and our cash flows.”

Theragenics is scheduled to announce fourth quarter and year end 2008 results on February 19, 2009.

Theragenics Corporation (NYSE: TGX) operates two business segments: its surgical products business and its brachytherapy seed business. Its surgical products business (www.cpmedical.com, www.galtmedical.com, www.needletech.com) manufactures and distributes wound closure, vascular access, and specialty needle products. Wound closure products include sutures, needles and other surgical products. Vascular access includes introducers, guidewires and related products. Specialty needles include coaxial, biopsy, spinal and disposable veress needles, access trocars, and other needle-based products. The Company’s surgical products segment serves a number of markets and applications, including, among other areas, interventional cardiology, interventional radiology, vascular surgery, orthopedics, plastic surgery, dental surgery, urology, veterinary medicine, pain management, endoscopy, and spinal surgery. The Company’s brachytherapy business manufactures and markets its premier product, the palladium-103 TheraSeed® device (www.theraseed.com) and I-Seed, an iodine-125 based device, which are used primarily in the minimally invasive treatment of localized prostate cancer. For additional information, call Theragenics’ Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future opportunities. Actual results may differ materially due to a variety of factors, including, among other things, uncertainties related to the integration of acquired companies into the Theragenics organization, the timing and the ability to capitalize on opportunities for investment and growth within the surgical products business, ability to recognize value from areas of shared expertise, risks and uncertainties related to competition within the medical device industry, development and growth of new applications within the markets for wound closure, vascular access, specialty needle, brachytherapy and, more broadly, medical devices, competition from other companies within the wound closure, vascular access, specialty needle, brachytherapy and medical device markets, competition from other methods of treatments, new product development cycles, effectiveness and execution of marketing and sales programs, changes in product pricing, changes in costs of materials used in production processes, changes in the ordering patterns of our customers, continued acceptance and demand of the Company’s products by the markets in which it operates, introduction and/or availability of competitive products by others, potential changes in third-party reimbursement, including Medicare reimbursement as administered by the Centers for Medicare and Medicaid Services (CMS), implementation of new legislation by CMS, physician training, third-party distribution agreements, ability to execute on acquisition opportunities on favorable terms and successfully integrate any acquisitions, uncertainties related to the current macroeconomic environment, availability of credit on acceptable terms, and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

All forward looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

CONTACT:
Theragenics Corporation
Company Contacts:
Frank Tarallo, CFO & Treasurer
or
Lisa Rassel, Manager of Investor Relations
Phone: 800-998-8479 OR 770-271-0233
www.theragenics.com